SCHEDULE 14A

                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|  Preliminary Proxy Statement          |_|  Soliciting Material Under Rule
|_|  Confidential, For Use of the              14a-12
     Commission Only (as permitted
     by Rule 14a-6(e)(2))
|X|  Definitive Proxy Statement
|_|  Definitive Additional Materials




                             Bluegreen Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

|X|  No fee required.
|_|  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)   Title of each class of securities to which transaction applies:

________________________________________________________________________________
2)   Aggregate number of securities to which transaction applies:

________________________________________________________________________________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

________________________________________________________________________________
4)   Proposed maximum aggregate value of transaction:

________________________________________________________________________________
5)   Total fee paid:

________________________________________________________________________________
|_|  Fee paid previously with preliminary materials:

________________________________________________________________________________
|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     1)   Amount previously paid:

________________________________________________________________________________
     2)   Form, Schedule or Registration Statement No.:

________________________________________________________________________________
     3)   Filing Party:

________________________________________________________________________________
     4)   Date Filed:

________________________________________________________________________________

                                     [LOGO]
                                  bluegreen(R)

                      4960 Conference Way North, Suite 100
                            Boca Raton, Florida 33431
                     Tel: (561) 912-8000 Fax: (561) 912-8100

                                                                  April 17, 2006

To our Shareholders:

      You are cordially invited to attend our Annual Meeting of Shareholders, which will be held at the Westin Fort Lauderdale, 400 Corporate Drive, Fort Lauderdale, Florida 33334, on Tuesday, May 16, 2006, at 11:30 a.m., local time.

      The accompanying Notice of the Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting and contain certain information about us and our officers and directors.

      Please sign, date and return the enclosed proxy card promptly. If you attend the meeting, and we sincerely hope you will, you may vote in person even if you have previously mailed a proxy card.

      Thank you for your attention and continued interest in our company. We look forward to seeing you at the meeting.

Very truly yours,


/s/ George F. Donovan

George F. Donovan
President and Chief Executive Officer

"BLUEGREEN," "BLUEGREEN COMMUNITIES" and the "BLUEGREEN Logo" trademarks are registered in the U.S. Patent and Trademark Office.

                              BLUEGREEN CORPORATION
                      4960 Conference Way North, Suite 100
                            Boca Raton, Florida 33431

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 16, 2006

      Our Annual Meeting of Shareholders will be held at the Westin Fort Lauderdale, 400 Corporate Drive, Fort Lauderdale, Florida 33334, on Tuesday, May 16, 2006, at 11:30 a.m., local time, to consider and act on the following matters:

      (1) To elect four directors to the Company's Board of Directors each to serve for a three-year term.

      (2)   To approve the Company's  2006  Performance-Based  Annual  Incentive
            Plan.

      (3) To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

      The matters listed above are more fully described in the Proxy Statement delivered with this Notice.

      The close of business on March 28, 2006, has been fixed as the record date for determining the shareholders entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements thereof.

      THE PRESENCE OF A QUORUM IS IMPORTANT. THEREFORE, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY BY MAIL WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. THIS WILL NOT PREVENT YOU FROM VOTING IN PERSON, BUT WILL ENSURE THAT YOUR VOTE IS COUNTED IF YOU ARE UNABLE TO ATTEND THE MEETING.

By order of the Board of Directors,


/s/ James R. Martin

James R. Martin,
Clerk
April 17, 2006

                              BLUEGREEN CORPORATION
                      4960 Conference Way North, Suite 100
                            Boca Raton, Florida 33431
                                 (561) 912-8000

                          ----------------------------

                         Annual Meeting of Shareholders

                                  May 16, 2006

                          ----------------------------

                                 PROXY STATEMENT

                          ----------------------------

                          INFORMATION ABOUT THE MEETING

      This Proxy Statement is being furnished to the holders of common stock, par value $0.01 per share (the "Common Stock") of Bluegreen Corporation, a Massachusetts corporation (the "Company"), in connection with the solicitation of proxies by our Board of Directors for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Westin Fort Lauderdale, 400 Corporate Drive, Fort Lauderdale, Florida 33334, on Tuesday, May 16, 2006, at 11:30 a.m., local time and at any adjournment or postponement thereof.

      It is anticipated that this Proxy Statement, the accompanying notice and the enclosed proxy, together with our annual report to shareholders, will first be mailed to shareholders on or about April 17, 2006.

What is the purpose of the Annual Meeting?

      At the Annual Meeting, shareholders will act upon proposals regarding the election of directors, the approval of the Company's 2006 Performance-Based Annual Incentive Plan and any other business as may properly come before the meeting or any postponements or adjournments thereof. After the formal meeting has been adjourned, management will report on our performance and respond to appropriate questions from shareholders.

Who is entitled to vote at the Annual Meeting?

      Record holders of Common Stock at the close of business on March 28, 2006 (the "Record Date") may vote at the Annual Meeting and any adjournments or postponements thereof.

What are the voting  rights of the  holders of  Bluegreen  Corporation's  Common
Stock?

      Each holder of record of Common Stock on the Record Date is entitled to cast one vote per share in person or by proxy at the Annual Meeting.

What is the difference between a shareholder of record and a "street name" holder?

      If your shares are registered directly in your name with Mellon Investor Services ("Mellon"), our stock transfer agent, you are considered the shareholder of record with respect to those shares. If your shares are held in a stock brokerage account, by a bank or other nominee, or if you hold shares of our Common Stock in the Bluegreen Corporation Retirement Savings Plan, you are considered the beneficial owner of these shares but not the shareholder of record, and your shares are held in "street name."

Who can attend the Annual Meeting?

      All shareholders as of the Record Date, or their duly appointed proxies, may attend the Annual Meeting, and each may be accompanied by one guest.

      IF YOU ATTEND, PLEASE NOTE THAT YOU MAY BE ASKED TO PRESENT VALID PICTURE IDENTIFICATION, SUCH AS A DRIVER'S LICENSE OR PASSPORT. CAMERAS, RECORDING DEVICES AND OTHER ELECTRONIC DEVICES WILL NOT BE PERMITTED AT THE MEETING.

      REGISTERED SHAREHOLDERS SHOULD BRING THE ADMISSION TICKET ATTACHED TO THEIR PROXY CARD IN ORDER TO FACILITATE THEIR REGISTRATION PROCESS. PLEASE ALSO NOTE THAT IF YOU HOLD YOUR SHARES IN "STREET NAME" AND THEREFORE YOU DID NOT RECEIVE AN ADMISSION TICKET ATTACHED TO YOUR PROXY CARD, YOU WILL NEED TO BRING A COPY OF THE BROKERAGE STATEMENT REFLECTING YOUR STOCK OWNERSHIP AS OF THE RECORD DATE AND CHECK IN AT THE REGISTRATION DESK AT THE MEETING.

What constitutes a quorum?

      The presence at the Annual Meeting, in person or by proxy, of a majority of the issued and outstanding shares of Common Stock as of the Record Date will constitute a quorum for the transaction of business at the Annual Meeting. The number of shares of Common Stock outstanding and entitled to vote on the Record Date was 30,512,651, with each share being entitled to one vote. Thus, the presence in person or by proxy of the holders of 15,256,326 shares of Common Stock will be required to establish a quorum.

What vote is required to approve a proposal?

      The affirmative vote of the holders of a plurality of the votes cast at the Annual Meeting is required for the election of directors.

      For the approval of the Company's 2006 Performance-Based Annual Incentive Plan, the affirmative vote of the holders of a majority of the votes cast will be required for approval. Since abstentions are treated for these purposes as votes cast on the proposal, an abstention will effectively count as a vote against the adoption of the proposal.

      Automatic Data Processing, Inc. Investor Communication Services ("ADP") will tabulate the votes, subject to the supervision of persons designated by the Board of Directors as inspectors.

How are "broker non-votes" counted?

      If you hold your shares in "street name" through a broker, bank or other nominee and you have not provided voting instructions to your broker, bank or nominee, then whether your broker, bank or nominee may vote your shares in its discretion depends on the proposal before the meeting. Under the rules of the New York Stock Exchange ("NYSE"), your broker, bank or nominee may vote your shares in its discretion on "routine matters." The election of directors is a routine matter on which brokers, banks and nominees will be permitted to vote your shares if no voting instructions are furnished. The rules of the NYSE, however, do not permit your broker, bank or nominee to vote your shares in its discretion on proposals that are not considered "routine matters." The approval of the Company's 2006 Performance-Based Annual Incentive Plan is a non-routine matter. Accordingly, if your broker has not received your voting instructions with respect to this proposal, your broker cannot vote your shares on the proposal. This is called a "broker non-vote." However, because shares that constitute broker non-votes (which include shares as to which brokers withhold authority) will not be considered entitled to vote on such matters, broker non-votes will have no effect on the outcome of the proposal.

How do I vote?

      If you are a record shareholder, then you can give a proxy to be voted at the Annual Meeting by completing and mailing the enclosed proxy card. If you hold your shares in "street name," then you must vote your shares in the manner prescribed by your broker, bank or other nominee. Your broker, bank or nominee has enclosed or provided a voting instruction card for you to use in directing the broker, bank or nominee how to vote your shares.

      If you are a record shareholder, then you may vote your shares at the Annual Meeting by completing a ballot at the Annual Meeting. If you are a "street name" holder, then you may vote your shares in person at the Annual Meeting only if you have obtained a signed proxy from your broker, bank or nominee giving you the right to vote the shares.

      Even if you currently plan to attend the Annual Meeting, we request and recommend that you submit your vote now by proxy or by giving instructions to your broker, bank or other nominee as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

What if I do not specify how I want my shares voted?

      If you do not specify on your proxy card how you want to vote your shares, the proxy will be voted FOR the election of the nominees for director and FOR the approval of the Company's 2006 Performance-Based Annual Incentive Plan. Although the Board of Directors is unaware of any other matters to be presented at the Annual Meeting, if any other matters are properly brought before the Annual Meeting, the persons named in the enclosed proxy will vote the proxies in accordance with their best judgment on those matters.

Can I vote by telephone or electronically?

      If you are a record shareholder, you can only vote by returning your proxy card in the enclosed envelope or by attending the Annual Meeting in person. If your shares are held in "street name," you may vote by mail, telephone, or electronically through the Internet, by following the instructions included with the proxy card that has been provided by your broker, bank or other nominee.

Can I change my vote after I return my proxy card?

      Yes. A shareholder may revoke their proxy by providing written notice of revocation addressed to James R. Martin, Clerk, at the above address or in person so that is received by 11:59 p.m. Eastern Time on Monday, May 15, 2006. Submission of a later dated and signed proxy will also revoke an earlier dated proxy. The powers of the proxy holders will be suspended if you attend the Annual Meeting and vote in person, although attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

How do I vote my 401(k) shares?

      If you participate in the Bluegreen Corporation Retirement Savings Plan, you may give voting instructions as to the number of shares of Common Stock credited to your account as of the Record Date. You may provide voting instructions to SunTrust Bank (the "Trustee"), by completing and returning the proxy card accompanying this proxy statement. The Trustee will vote your shares in accordance with your duly executed instructions received by 11:59 p.m. on Thursday, May 11, 2006. If you do not send instructions, the Trustee will vote the number of shares equal to the shares of Common Stock credited to your account as of the Record Date in the same proportion that it votes shares for which it did receive timely instructions.

      You may also revoke previously given voting instructions by filing with ADP either a written notice of revocation or a properly completed and signed proxy card bearing a later date, as long as such notice is received by ADP by 11:59 p.m. on Monday, May 15, 2006. The Trustee will keep your voting instructions confidential.

What is the Board's recommendation?

      The Board of Directors recommends a vote FOR all of the nominees for director and FOR the approval of the Company's 2006 Performance-Based Annual Incentive Plan. With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

                              CORPORATE GOVERNANCE

      Pursuant to our bylaws, our business and affairs are managed under the direction of the Board of Directors. Directors are kept informed of our business through discussions with management, including the Chief Executive Officer and other senior officers, by reviewing materials provided to them and by participating in meetings of the Board of Directors and its committees.

Director Independence

      The Board of Directors undertook a review of each director's independence. During this review, the Board considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates, including those reported below under "Certain Relationships and Other Transactions." The Board also examined transactions and relationships between directors or their affiliates and members of our senior management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent under applicable laws and regulations and the NYSE listing standards. As permitted by the listing standards of the NYSE, the Board of Directors determined that certain categories of relationships would not constitute material relationships that would impair a member's independence. The Board of Directors determined that the following relationships will not be deemed to be material relationships which impair independence: (i) serving on third party boards of directors with other members of the Board of Directors, (ii) payments or charitable gifts by us to entities with which a director is an executive officer or employee where such payments do not exceed the greater of $1 million or 2% of such company's or charity's consolidated gross revenues, (iii) investments by directors in common with each other or us and (iv) direct or indirect ownership of our Common Stock. As a result of its review of the transactions and relationships of each of the members of the Board of Directors, and considering these categorical standards, the Board of Directors affirmatively determined that a majority of our Board members, including Norman H. Becker, Lawrence A. Cirillo, Robert F. Dwors, Scott
W. Holloway, Mark A. Nerenhausen, J. Larry Rutherford, and Arnold Sevell, are independent directors within the meaning of the listing standards of the NYSE and applicable law.

Committees of the Board of Directors and Attendance at Meetings of the Board of Directors

      Our Board of Directors has established Audit, Compensation, Nominating and Corporate Governance, and Investment Committees. In addition, the Board of Directors may, from time to time, establish special committees to address specific, significant matters. The Board of Directors has adopted written charters for the Audit, Compensation and Nominating and Corporate Governance Committees and has adopted Corporate Governance Guidelines that address the make-up and functioning of the Board. The Board has also adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees. The committee charters, Corporate Governance Guidelines and Code of Business Conduct and Ethics are posted in the "Investor" section of our website at www.bluegreenonline.com, and each is available in print, without charge, to any shareholder.

      Our Board of Directors held 16 meetings during the year ended December 31, 2005. Each director attended at least 75% of the meetings of the Board of Directors and meetings of the committees of the Board of Directors on which he served. All of our directors attended our 2005 Annual Meeting of Shareholders, although we do not have a policy requiring them to do so.

      Audit Committee. During 2005, the Audit Committee consisted of Norman H. Becker, Chairman, J. Larry Rutherford and Arnold Sevell. The Board has determined that all members of the Audit Committee are "financially literate" and "independent" within the meaning of the listing standards of the NYSE and applicable SEC regulations. Norman H. Becker was determined to be qualified as the audit committee financial expert within the meaning of SEC regulations and the Board has determined that he has accounting and related financial management expertise within the meaning of the listing standards of the NYSE. The Audit Committee met 8 times during 2005. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent auditor. Additionally, the Audit Committee assists the Board's oversight of: (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the qualifications, performance and independence of our independent auditor and (iv) the performance of our internal audit function. A report from the Audit Committee is included at page 14.

      Compensation Committee. During 2005, the Compensation Committee consisted of Scott W. Holloway, Chairman, Mark A. Nerenhausen, and J. Larry Rutherford. Each of the members of the Compensation Committee is considered independent within the meaning of the listing standards of the NYSE. The Committee met 7 times during 2005. The Compensation Committee provides assistance to the Board in fulfilling its responsibilities relating to compensation of our executive officers. It reviews and determines the compensation of the Chief Executive Officer and determines or makes recommendations with respect to the compensation of our other executive officers. It also assists the Board of Directors in the administration of our equity-based compensation plans. A report from the Compensation Committee is included at page 11.

      Compensation Committee Interlocks and Insider Participation. None of the members of the Compensation Committee is employed by us or any of our subsidiaries.

      Nominating and Corporate Governance Committee. During 2005, the Nominating and Corporate Governance Committee consisted of Arnold Sevell, Chairman, Norman
H. Becker and Lawrence A. Cirillo. Each of the members of the Nominating and Corporate Governance Committee is considered independent within the meaning of the listing standards of the NYSE. The Nominating and Corporate Governance
Committee met 3 times during 2005. The Nominating and Corporate Governance Committee is responsible for assisting the Board of Directors in identifying individuals qualified to become directors, making recommendations of candidates for directorships, developing and recommending to the Board a set of corporate governance principles for us, overseeing the evaluation of the Board and management, overseeing the selection, composition and evaluation of Board committees and overseeing the management continuity and succession planning process.

      Generally, the Committee will identify candidates through the business and other organization networks of the directors and management. The Committee will also consider candidates nominated by the Company's shareholders. Candidates for director will be selected on the basis of the contributions the Committee believes that those candidates can make to the Board and to management and on such other qualifications and factors as the Committee considers appropriate. In assessing potential new directors, the Committee will seek individuals from diverse professional backgrounds who provide a broad range of experience and expertise. Board candidates should have a reputation for honesty and integrity, strength of character, mature judgment and experience in positions with a high degree of responsibility. In addition to reviewing a candidate's background and accomplishments, candidates for director nominees are reviewed in the context of the current composition of the Board and our evolving needs. We also require that our Board members be able to dedicate the time and resources sufficient to ensure the diligent performance of their duties on our behalf, including attending Board and applicable committee meetings. If the Committee believes a candidate would be a valuable addition to the Board, it will recommend the candidate's election to the full Board.

      This year, Robert F. Dwors, who was appointed as a director by the Board in 2005, will stand for election by the shareholders for the first time. The appointment of Mr. Dwors increases the Board size to eleven members. Mr. Dwors, whose background is in real estate, was recommended by John E. Abdo, Vice-Chairman of our Board. Mr. Dwors was selected based on his administrative business experience and skills.

      Investment Committee. During 2005, the Investment Committee consisted of Alan B. Levan, Chairman, John E. Abdo and J. Larry Rutherford. The Investment Committee met 18 times in 2005. The Investment Committee assists the Board in supervising and overseeing the management of our investments in capital assets. Specifically, the Investment Committee (i) reviews and approves all real property acquisitions and (ii) authorizes new project debt subject to guidelines established by the Board. The approval of the Investment Committee is required prior to our acquisition of real estate or for project financing. Decisions of the Investment Committee are subject to ratification by the full Board of Directors.

      Executive Sessions of Non-Management and Independent Directors. Our non-management directors had one executive session of the Board in which management directors and other members of management did not participate. Arnold Sevell was the presiding director for this session.

Director Compensation

      The Board of Directors sets the compensation of the Board members based on factors it considers appropriate and based on the recommendations of management. Through June 30, 2005, non-employee directors, other than Messrs. Levan and Abdo, received a pro rated annual fee of $36,000 (paid in monthly increments of $3,000 for each month that the non-employee served as a director) and reimbursement of reasonable out-of-pocket travel expenses to attend meetings of the Board of Directors and its committees. On June 30, 2005, the Board of Directors of the Company, upon a recommendation of the Compensation Committee, approved a non-employee director compensation plan and amended it on July 20, 2005, which provides that for the period July 1, 2005 through June 30, 2006, each non-employee director will receive $100,000 for service on the Board of Directors, of which no more than $50,000 is payable in cash. The non-cash portion of each non-employee Director's compensation is payable in restricted stock or stock options, which are granted under the Company's 2005 Stock Incentive Plan. Restricted stock vests monthly over the 12-month service period. Stock options are fully vested on the date of grant, have a ten-year term and have an exercise price equal to the closing market price of the common stock on the NYSE on the date of grant. Messrs. Levan and Abdo, who previously did not receive compensation for their service on the Board, on July 20, 2005, received $100 and options to purchase 50,000 shares of the Company's Common Stock at an exercise price of $18.36 per share (the closing price on the date of grant). The options were fully vested on the date of grant and are exercisable for ten years. No director receives additional compensation for attendance at Board of Directors' meetings or meetings of committees on which he or she serves except as follows. In 2005, members of the Audit Committee, other than its Chairman, received $3,000 in cash annually, pro rated for the period from January 1, 2005 through June 30, 2005 and $10,000 in cash annually pro rated from July 1, 2005 through December 31, 2005, for a total cash amount of $6,500 for their service on the Audit Committee in 2005. The Chairman of the Audit Committee received, on a pro rated basis from the period January 1, 2005 through June 30, 2005, an annual cash amount of $7,000, and from July 1, 2005 through December 31, 2005 received, on a pro rated basis, an annual cash amount of $15,000, for a total cash amount of $11,000 during 2005 for service as Chairman of the Audit Committee. Beginning July 1, 2005, the Chairmen of the Nominating/Corporate Governance and Compensation Committees each received an annual cash amount of $3,500 on a pro rated basis from July 1, 2005 through December 31, 2005, for their service. The Chairmen of these committees did not previously receive additional compensation. Members of these committees do not receive any additional compensation beyond their compensation as directors. Non-management members of the Investment Committee previously received $500 per meeting. Effective July 1, 2005, they receive $15,000 per year.

Communications with the Board of Directors and Non-Management Directors

      Interested parties who wish to communicate with the Board of Directors, any individual director or the non-management directors as a group can write to Investor Relations, Bluegreen Corporation, 4960 Conference Way North, Suite 100, Boca Raton, Florida 33431. If the person submitting the letter is a shareholder of the Company, the letter should include a statement indicating such. Depending on the subject matter, we will:

      o forward the letter to the director or directors to whom it is addressed;

      o attempt to handle the inquiry directly if it relates to routine or ministerial matters, including requests for information; or

      o not forward the letter if it is primarily commercial in nature or if it is determined to relate to an improper or irrelevant topic.

      A member of management will, at each meeting of the Board, present a summary of all letters received since the last meeting that were not forwarded to the Board and will make those letters available to the Board upon request.

Code of Business Conduct and Ethics

      We have a Code of Business Conduct and Ethics that is applicable to all of our directors, officers and employees, including the principal executive officer, the principal financial officer and the principal accounting officer. We intend to post amendments to, or waivers from our Code of Business Conduct and Ethics to the extent applicable to directors or executive officers (including our chief executive officer, principal financial officer or principal accounting officer) on our website. There were no such waivers from, or amendments to, our Code of Business Conduct and Ethics subsequent to adoption of the Code of Business Conduct and Ethics in 2005.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors and persons who own more than 10% of our Common Stock to file reports with the SEC disclosing their ownership of our stock and changes in such ownership. Copies of such reports are also required to be furnished to us. Based solely on a review of the copies of such reports received by us and written representations that no other reports were required, we believe that, during the year ended December 31, 2005, all such filing requirements were complied with on a timely basis.

                         PROPOSALS AT THE ANNUAL MEETING

Proposal 1 - Election of Nominees for Director

      There are currently eleven members of the Board of Directors. Our bylaws provide that the directors are classified, with respect to the time for which they hold office, into three classes, as nearly equal in number as possible. Directors are elected for three-year terms. The term of office of the directors in one of the classes expires each year, and their successors are elected at each annual meeting of shareholders for a term of three years and until their successors are duly elected. The Nominating and Corporate Governance Committee recommended for nomination and the Board has nominated Messrs. Becker, Dwors, Rutherford and Sevell for election to the class, the term of which expires in 2009.

      Unless contrary instructions are received, the enclosed proxy will be voted for the election of the four nominees listed below. THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ELECTION OF EACH OF THE NAMED NOMINEES. Messrs. Becker, Dwors, Rutherford and Sevell, each of whom currently serves as a director, were recommended for election and have consented to serve, if elected, for the term described herein. Although the Board of Directors does not contemplate that any of the nominees will be unavailable for election, in the event that vacancies occur unexpectedly, the enclosed proxy, unless authority has been withheld as to such nominee, will be voted for such substituted nominees, if any, as may be designated by the Board.

      The principal occupations and business experience of the nominees for director, and each director whose term will continue following the Annual Meeting, for the preceding five years along with any directorships of other publicly owned or registered investment companies are as follows:

Nominees for Election at the 2006 Annual Meeting, Each of Whom Will Serve for a Term of Three Years Expiring in 2009

      Norman H. Becker, age 68, became a director in March 2003. Mr. Becker is currently, and has been for more than ten years, self-employed as a Certified Public Accountant. Prior thereto, Mr. Becker was a partner with Touche Ross & Co., the predecessor of Deloitte & Touche LLP, for more than ten years. Mr. Becker is also a director of Benihana, Inc. ("Benihana"), a publicly traded company engaged in the restaurant business. In addition, Mr. Becker is an officer of Proguard Acquisition Corp. and Correction Services International, Inc.

      Robert F. Dwors, age 63, became a director in October 2005. Since 1995, Mr. Dwors has served as Senior Vice President of Corporate Real Estate Services for AutoNation, Inc.

      J. Larry Rutherford, age 60, became a director in 1997. Since September 1999, Mr. Rutherford has been the President and Chief Executive Officer of SouthStar Development Partners, Inc., a real estate developer. From 1990 to 1999, he served as the President and Chief Executive Officer of Atlantic Gulf Communities Corporation, a land development company.

      Arnold Sevell, age 58, became a director in 2002. For more than five years, Mr. Sevell has been the President of Sevell Realty Partners, Inc. (and its predecessor company), a full-service commercial real estate firm, and an affiliated company, Sevell Realty Holdings, Inc.

Directors Continuing in Office, Each of Whom will Serve until 2007

      Alan B. Levan, age 61, became a director in 2002. In May 2002, Mr. Levan was elected as our Chairman of the Board. Mr. Levan has been the Chairman of the Board, President and Chief Executive Officer of BankAtlantic Bancorp, Inc. ("BBC"), a publicly held financial services holding company principally engaged through its subsidiaries in banking and investment banking, since 1994, and Chairman of the Board of BankAtlantic, BBC's banking subsidiary, since 1987. Mr. Levan also serves as the Chairman of the Board and Chief Executive Officer of Levitt Corporation ("Levitt") and the Chairman of the Board, President and Chief Executive Officer of BFC Financial Corporation ("BFC") or its predecessors since 1978.

      Lawrence A. Cirillo, age 67, became a director in October 2003. Mr. Cirillo was Principal Partner and President of Atlantic Chartering, an oil tanker brokerage company, from 1979 until Atlantic Chartering merged with Seabrokers, Inc., a subsidiary of Clarkson, Ltd. Mr. Cirillo served as a Vice President of Seabrokers, Inc. until 2000. From 2000 to present, Mr. Cirillo has served as a tanker broker with Southport Maritime, Inc.

      George F. Donovan, age 67, joined us as a director in 1991 and was appointed President and Chief Operating Officer in October 1993. He became Chief Executive Officer in December 1993. Mr. Donovan has served as an officer of a number of other recreational real estate corporations, including Leisure
Management International, of which he was President from 1991 to 1993, and Fairfield Communities, Inc., of which he was President from April 1979 to December 1985. Mr. Donovan holds a B.S. in Electrical Engineering and is a Registered Resort Professional as certified by the ARDA International Foundation.

      Mark A. Nerenhausen, age 51, became a director in October 2003. Since 1998, Mr. Nerenhausen has served as President and Chief Executive Officer of the Broward Center for the Performing Arts in Fort Lauderdale, Florida. Mr. Nerenhausen also serves as an adjunct professor for the graduate program at Florida International University.

Directors Continuing in Office, Each of Whom will Serve until 2008

      John E. Abdo, age 62, became a director in 2002. In May 2002, Mr. Abdo was elected as Vice Chairman of our Board. Mr. Abdo has been the Vice Chairman of BBC since 1994 and a director of BankAtlantic, BBC's banking subsidiary, since 1984. He has been the Vice Chairman of BankAtlantic since 1987 and Chairman of the Executive Committee of BankAtlantic since 1985. Mr. Abdo has also served as Vice Chairman of the Board of Levitt, a publicly held real estate development company, since 1985. Mr. Abdo has also served as a director of BFC since 1988 and as the Vice Chairman of the Board of BFC since 1993. BFC is a publicly held savings bank holding company whose principal assets are its interests in BBC and Levitt. Mr. Abdo is also a director of Benihana, Inc. which operates Japanese style restaurants.

      Scott W. Holloway, age 57, became a director in October 2003. Since 1986, Mr. Holloway has served as a principal of Hampton Financial Group, Inc. ("HFG"), a company involved in real estate development, investment, management and mortgage brokerage. In 2000, Mr. Holloway co-founded Holloway Irrigation Systems, Inc., a company that develops irrigation and growing systems for outdoor container-grown plants. In 2001, HFG established iCAP Realty Advisors, LLC, a national commercial mortgage banking and investment sales company. In March 2005, Mr. Holloway formed US Realty Capital, LLC, a national capital advisory company.

      John Laguardia, age 67, became a director in 2000. Since 2005, he has been the Senior Vice President-Acquisitions of Levitt Corporation and from 2004 through April 2005 was the Chairman of the Board and Chief Executive Officer of Bowden Building Corporation, a subsidiary of Levitt. From 1999 through April 2004, he was the President, Chief Executive Officer and Chief Operating Officer of ALH II, Inc., a holding company involved in the roll-up of regional homebuilders located in the southeastern United States. From 1997 through 1999, Mr. Laguardia served as the Executive Vice President and Chief Operating Officer of Atlantic Gulf Communities Corporation, a publicly traded real estate development company. Mr. Laguardia was the President and Chief Executive Officer for American Heritage Homes from 1994 to 1997.

Director Emeritus

      Joseph C. Abeles, age 91, a private investor, served as a director from 1987 through 2000. Mr. Abeles currently holds the honorary title of Director Emeritus and has no voting power on our Board of Directors.

Certain Relationships and Other Transactions

      During fiscal 2000, we advanced Mr. Donovan $180,000 as a home equity loan, which bears interest at the prime lending rate (which was 5.25% per annum at December 31, 2005). Mr. Donovan delivered a new $125,045 promissory note representing the outstanding balance on this loan plus all accrued interest as of July 1, 2002. Mr. Donovan is paying the balance of this new promissory note plus interest at the prime lending rate (adjusted annually) through payroll deductions over 60 months, which commenced on August 1, 2002. The outstanding balance on this loan as of December 31, 2005 was approximately $41,870.

      Any existing loans to our officers and employees other than in the ordinary course of business have been approved by a majority of disinterested, non-management directors. It is also our policy that any transaction with an employee, officer, director or principal shareholder, or affiliate of any of them, involving in excess of $10,000 (other than in the ordinary course of our business) shall be approved by a majority vote of disinterested directors, and any such transaction will be on terms no less favorable to us than those which could reasonably be obtained from an independent third party. In accordance with applicable law and regulations, we will not make any new loans to, or advances on behalf of, our executive officers nor will we modify in any respect any currently outstanding loan to any executive officer.

      During the first six months of 2005, the Company performed risk management services for Levitt, which owns a 31.2% beneficial interest in the Company, and its affiliates. The Company received approximately $218,000 from Levitt and its affiliates for such services. Subsequent to July 1, 2005, the Company became obligated to pay affiliates of Levitt approximately $101,000 relating to risk management services provided to the Company. During 2005 the Company also received approximately $81,000 from Levitt for design services provided to Levitt by the Company.

Summary Compensation Table

      The following table sets forth compensation for the past three fiscal years for our Chief Executive Officer and our other four most highly compensated executive officers (the "Named Executive Officers").


                                                                                                               Long-Term
                                                                      Annual Compensation                  Compensation Awards
                                                                      -------------------                  -------------------

                                                                                                         Securities
                                                                                            Other        Underlying    All Other
                                                      Fiscal                   Bonus        Annual        Options     Compensation
       Name and Principal Position (5)                 Year       Salary        (1)      Compensation     (#) (2)          (3)
       -------------------------------                 ----       ------        ---      ------------     -------          ---
George F. Donovan                                      2005      $500,000     $724,735       $15,543        56,000       $5,500
  President and Chief Executive Officer                2004      $500,000     $812,129       $ 4,468            --       $5,864
                                                       2003      $500,000     $690,068       $ 4,341       140,896       $7,500

Daniel C. Koscher                                      2005      $300,000     $570,871       $ 7,456        56,000       $1,700
  Senior Vice President,                               2004      $300,000     $915,710       $ 7,456            --       $1,675
  Chief Executive Officer - Bluegreen Communities      2003      $300,000     $432,790       $ 7,034        89,224       $1,000

John M. Maloney, Jr                                    2005      $300,000     $531,316       $ 9,793        65,000       $1,550
  Executive Vice President,                            2004      $300,000     $458,980       $ 4,468            --       $1,522
  Chief Operating Officer                              2003      $275,000     $406,757       $ 4,341       100,000           --

Douglas O. Kinsey (4)                                  2005      $300,000     $250,000            --        54,000           --
  Senior Vice President,                               2004      $260,000     $150,000            --            --           --
  Acquisitions and Development                         2003      $157,000     $ 75,833            --            --           --

Anthony M. Puleo (4)                                   2005      $214,808     $247,284       $   959        35,000       $1,000
  Senior Vice President,                               2004      $168,000     $110,000       $   992            --       $1,000
  Chief Financial Officer and Treasurer                2003      $160,000     $ 75,000       $ 1,081        15,000       $1,000

(1) Amounts represent bonuses earned for the fiscal year and paid during the subsequent fiscal year.

(2) Awards granted during 2003 represent stock options granted under our 1995 Stock Incentive Plan. No awards were granted in 2004. Awards granted in 2005 represent stock options granted under our 2005 Stock Incentive Plan.

(3) All other compensation for the year ended December 31, 2005 consists of amounts we paid to match a portion of the Named Executive Officers' 401(k) contributions (Mr. Donovan - $1,000; Mr. Koscher - $1,000; Mr. Maloney - $1,000 and Mr. Puleo - $1,000) and premiums paid for life insurance policies for the benefit of the Named Executive Officer (Mr. Donovan - $4,500; Mr. Koscher - $700; and Mr. Maloney - $550).

(4) Mr. Kinsey became our Senior Vice President, Acquisitions and Development in May 2003. Mr. Puleo became our Senior Vice President, Chief Financial Officer and Treasurer in August 2005. Prior to August 2005, Mr. Puleo served as our Senior Vice President, Chief Accounting Officer.

(5) John Chiste served as Senior Vice President, Chief Financial Officer and Treasurer until his resignation effective as of April 15, 2005. Mr. Chiste was paid $148,000 through June 1, 2005, for services as Chief Financial Officer and Treasurer through April 15, 2005, and for services related to certain transition matters through June 1, 2005. Subsequent to June 1, 2005 through December 31, 2005, Mr. Chiste received severance payments totaling approximately $570,000.

Option Exercises in 2005 and Year-End Option Values

      The following table sets forth information regarding the number of shares of Common Stock acquired and value realized upon the exercise of stock options during the year ended December 31, 2005, and the number and unrealized value of unexercised options held by each of the Named Executive Officers as of December 31, 2005. Unrealized values are computed by multiplying the number of shares by the amount by which the closing market price of the Common Stock on the NYSE as of December 31, 2005, exceeds the exercise price.

                                                                 Number of
                                                           Securities Underlying
                                                                Unexercised          Value of Unexercised
                                                                 Options at          In-the-Money Options
                                                                Year-End (#)            at Year-End ($)
                                                                ------------            ---------------
                             Shares
                            Acquired           Value         Exercisable (E) vs.      Exercisable (E) vs.
       Name              On Exercise (#)    Realized ($)      Unexercisable (U)        Unexercisable (U)
       ----              ---------------    ------------      -----------------        -----------------
George F. Donovan            70,000           $912,523            363,568   E             $2,846,813  E
                                                                  196,896   U             $1,735,833  U

John M. Maloney, Jr.             --                 --             10,000   E             $  135,100  E
                                 --                 --            175,000   U             $1,131,100  U

Daniel C. Koscher                --                 --                 --   E                     --  E
                                 --                 --            145,224   U             $1,099,234  U

Douglas O. Kinsey                --                 --                 --   E                     --  E
                                 --                 --             54,000   U                     --  U

Anthony M. Puleo (1)             --                 --                 --   E                     --  E
                                 --                 --             52,500   U             $  215,600  U

(1)   Includes options held by Mr. Puleo's wife.

Employment Agreements

      In March 1998, we entered into employment agreements with each of Messrs. Donovan, Chiste and Koscher. In December 2001, we entered into new employment agreements with Messrs. Donovan and Chiste. In May 2002, we entered into a new employment agreement with Mr. Koscher. The terms of the employment agreements are for an initial one-year period, subject to automatic one-year extensions unless terminated by either the employee or us upon not less than 60 days notice prior to the end of the then-current term. The employment agreements provide that the employees will receive a base salary (currently $500,000 for Mr. Donovan and $300,000 for Mr. Koscher), subject to annual increases at the discretion of the Compensation Committee of the Board of Directors, and certain other benefits and will be eligible to receive a cash bonus as determined by the Board of Directors. Under the employment agreements, if we terminate any employee without cause, we will pay the employee his base salary for the 15 months (12 months with an additional lump-sum payment equal to one year's salary in the case of Mr. Donovan) following such termination. A termination of the employee without cause shall be deemed to occur upon, among other things, a determination by the Company not to renew the employment agreement upon expiration of the then-current term, a significant decrease of the employee's position, duties or responsibilities, our failure to obtain the assumption of the employment agreement by any successor to our business, or the sale of all or substantially all of our business or assets or our liquidation. Upon any termination by us for cause (as defined in the employment agreements) or by the employee, the employee shall be entitled only to amounts then due to him. In the event the employee is disabled, the employee's employment shall be terminated and the employee shall be entitled to receive his base salary for 12 months following such termination. Pursuant to his employment agreement, each employee agreed, for 15 months (12 months in the case of Mr. Donovan) following his termination, not to compete with us, disclose confidential information about us, or solicit our current or former employees.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The following Report of the Compensation Committee and the performance graph included elsewhere in this Proxy Statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this Report or the performance graphs by reference therein.

      The Compensation Committee administers the Company's executive officer compensation program. The Committee reviews and determines all executive officers' compensation, administers the Company's equity incentive plans (including reviewing and approving grants to the Company's executive officers), makes recommendations to shareholders with respect to proposals relating to compensation matters and generally consults with management regarding employee compensation programs. The Compensation Committee's charter reflects these responsibilities and the Committee and the Board periodically review and, if appropriate, revise the charter. The Board determines the Committee's membership which is composed entirely of independent directors. The Committee meets at scheduled times during the year and it may also take action by written consent. The Committee Chairman reports on committee actions and recommendations at Board meetings.

Executive Officer Compensation

      Our compensation program for executive officers consists of the following principal elements: a base salary, an incentive bonus and periodic grants of stock options or other equity-based awards. The Compensation Committee believes that this approach best serves the interests of shareholders by ensuring that executive officers are compensated in a manner that advances both the short and long term interests of Bluegreen Corporation and our shareholders. Thus, compensation for our executive officers involves a portion of pay which depends on incentive payments which are generally earned based on an assessment of performance in relation to corporate goals, and stock options, which directly relate a significant portion of an executive officer's long term remuneration to stock price appreciation realized by our shareholders.

Base Salary

      We believe that the Company offers competitive salaries based on a review of market practices and the duties and responsibilities of each officer. In setting base compensation, the Compensation Committee periodically examines market compensation levels and trends observed in the labor market. Market information is used as an initial frame of reference for annual salary adjustments and starting salary offers. Salary decisions are determined based on an annual review by the Compensation Committee with input and recommendations from the Chief Executive Officer. Base salary determinations are made based on, among other things, competitive market salaries, the functional and decision making responsibilities of each position, and the contribution, experience and work performance of the executive officer.

Annual Incentive Bonus Plan

      Our management incentive bonus plan is designed to motivate executives by recognizing and rewarding performance. The annual incentive bonus plan compensates executives generally based on our profitability and the achievement of individual performance competencies and goals. Generally, a minimum corporate profitability threshold must be achieved before any bonus will be paid.

      Each participant's bonus is intended to take into account corporate and individual components, which are weighted according to the executive's responsibilities. Annual performance bonuses of approximately $2.3 million were paid to the Named Executive Officers based on their individual performances during 2005 as follows:

                  George F. Donovan             $724,735
                  Daniel C. Koscher             $570,871
                  John M. Maloney, Jr.          $531,316
                  Douglas O. Kinsey             $250,000
                  Anthony M. Puleo              $247,284

Stock Options and Other Equity-Based Compensations

      The granting of options is totally discretionary and options are awarded based on an assessment of an executive officer's contribution to our success and growth. Grants of stock options to executive officers, including the Named Executive Officers (other than the Chief Executive Officer), are generally made upon the recommendation of the Chief Executive Officer based on the level of an executive's position with us, an evaluation of the executive's past and expected performance, the number of outstanding and previously granted options and discussions with the executive. Generally, stock options are granted with an exercise price equal to 100% of the market value of our Common Stock on the date of grant and vest on the fifth anniversary of the date of grant. The Board of Directors believes that providing executives with opportunities to acquire an interest in our growth and prosperity through the grant of stock options enables us to attract and retain qualified and experienced executive officers and offer additional long term incentives. The Board of Directors believes that utilization of stock options more closely aligns the executives' interests with those of our shareholders, since the ultimate value of such compensation is directly dependent on the stock price increases over time.

      Our Stock Incentive Plan provides the Compensation Committee with the flexibility to award restricted stock as an additional means of granting equity-based compensation that aligns the interests of management with our shareholders by tying compensation to increases in our stock price.

Compensation of the Chief Executive Officer

      As previously indicated, the Compensation Committee believes that our total compensation program is appropriately based upon business performance, market compensation levels and personal performance. The Compensation Committee reviews and fixes the base salary of the Chief Executive Officer based on these factors as well as the Compensation Committee's assessment of Mr. Donovan's past performance as Chief Executive Officer and its expectation as to his future contributions.

      In evaluating Mr. Donovan's performance, the Compensation Committee considered the Company's financial results and Mr. Donovan's leadership in achieving record Resorts sales, record operating revenues and record net income and the success and acceptance of the Bluegreen Vacation Club. Based on the foregoing, Mr. Donovan was awarded a bonus of $724,735 in 2005, his base salary for 2006 was set at $500,000 (which represented no change from his 2005 base salary) and was awarded a bonus in 2006 to be payable pursuant to the proposed 2006 Performance-Based Annual Incentive Plan based on the achievement by the Company of certain earnings per share targets.

Internal Revenue Code Limits on Deductibility of Compensation

      Section 162(m) of the Internal Revenue Code (the "Code") generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation's chief executive officer and four other most highly compensated executive officers as of the end of any fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met.

      The Compensation Committee believes that it is generally in our best interest to attempt to structure performance-based compensation, including stock option grants or performance-based restricted stock awards and annual bonuses, to executive officers who may be subject to Section 162(m) in a manner that satisfies the statute's requirements. However, the Committee also recognizes the need to retain flexibility to make compensation decisions that may not meet
Section 162(m) standards when necessary to enable us to meet our overall objectives, even if we may not deduct all of the compensation. Accordingly, the Compensation Committee this year approved and may in the future approve compensation arrangements for certain officers, including Mr. Donovan, that are not fully deductible. However, as indicated elsewhere herein, the Compensation Committee approved, subject to approval of the Company's shareholders, the adoption of the 2006 Performance-Based Annual Incentive Plan and the payment of bonuses to Messrs. Donovan, Maloney and Koscher pursuant to that plan. Because of ambiguities and uncertainties as to the application and interpretation of
Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding our efforts, that compensation intended by us to satisfy the requirements for deductibility under Section 162(m) will in fact do so.

Submitted by the Members of the Compensation Committee:

      Scott W. Holloway
      J. Larry Rutherford
      Mark A. Nerenhausen

Shareholder Return Performance Graph

      The following graph assumes an investment of $100 on December 31, 2000 and thereafter compares the yearly percentage change in cumulative total return to our shareholders with an industry peer group (consisting of Intrawest Corporation, ILX Resorts, Sunterra Corporation, and Silverleaf Resorts) ("Peer Group") and a broad market index (the S&P 500). The graph shows performance on a total return (dividend reinvestment) basis. The graph lines connect fiscal year-end dates and do not reflect fluctuations between those dates.

                              [LINE CHART OMITTED]

Data Points in Performance Graph

                            2000       2001       2002       2003        2004         2005
Bluegreen Corporation     $100.00    $127.98    $224.65    $399.34    $1,268.99    $1,011.19
S & P 500                  100.00      88.12      68.64      88.32        97.92       102.73
Peer Group                 100.00     201.05     146.07     221.60       281.82       353.47

                             AUDIT COMMITTEE REPORT

      The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this Report by reference therein.

      The Audit Committee held 8 meetings during 2005. The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management, the internal auditors and our independent auditors for 2005, Ernst & Young LLP ("EY"). The Committee discussed with our internal and independent auditors the overall scope and plans for their respective audits and met with the internal and independent auditors, with and without management present, to discuss the results of their examinations and their evaluations of our internal controls.

      The Audit Committee reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2005 with management and EY.

      Management has primary responsibility for our financial statements and the overall reporting process, including our system of internal controls. The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements present fairly, in all material respects, our financial position, results of operations and cash flows in conformity with U.S. generally accepted accounting principles and discuss with the Audit Committee their independence and any other matters they are required to discuss with the Audit Committee or that they believe should be raised with it. The Audit Committee oversees these processes, although it must rely on information provided to it and on the representations made by management and the independent auditors.

      The Audit Committee also discussed with the independent auditors matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, matters related to the conduct of the audit of our consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

      Our independent auditors also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with EY its independence from us. When considering EY's independence, the Audit Committee considered whether their provision of services to us beyond those rendered in connection with their audit and review of our consolidated financial statements was compatible with maintaining their independence. The Audit Committee also reviewed, among other things, the amount of fees paid to EY for audit and non-audit services.

      Based on these reviews and meetings, discussions and reports, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements for the year ended December 31, 2005 be included in our Annual Report on Form 10-K for the year ended December 31, 2005.

Submitted by the Members of the Audit Committee:

      Norman H. Becker
      J. Larry Rutherford
      Arnold Sevell

Fees to Independent Auditors for Fiscal 2005 and 2004

      The following table presents fees billed for professional services rendered by EY for the audit of our annual financial statements and fees billed for audit-related services, tax services and all other services rendered by EY for the years ended December 31, 2005 and December 31, 2004.

                                                  Year Ended         Year Ended
                                                 December 31,       December 31,
                                                     2005               2004

Audit Fees (1)                                    $2,336,992         $2,502,666
Audit-related fees (2)                               133,000            110,451
Tax fees (3)                                          12,400              8,500
Other (4)                                              2,500              1,601

(1) The 2005 fees include approximately $210,000 related to the restatement of our financial statements for the first nine months of 2005 and for the years ended December 31, 2004, and 2003, and approximately $93,000 for accounting consultation on matters related to our 2005 Term Securitization. The balance of the 2005 fees related primarily to the audit of our consolidated financial statements, assessments of our internal control over financial reporting, and quarterly reviews of our interim financial statements.

      The 2004 fees include approximately $127,000 of fees related to a comfort letter that EY provided in connection with a proposed Rule 144A private placement of debt securities, which was not pursued, and approximately $166,000 of fees reimbursed to us by Levitt related to the inclusion of our audited financial statements in certain of Levitt's filings with the SEC. The balance of the 2004 fees related to the audit of our consolidated financial statements, assessments of our internal control over financial reporting for the fiscal year, quarterly reviews of our interim financial statements, and accounting consultations on matters addressed during the audits or interim reviews.

(2) The 2005 fees include approximately $58,000 for the financial statement audit of one of our subsidiaries and $45,000 of fees for the performance of certain agreed-upon procedures in connection with our receivable servicing operations. The balance of the 2005 fees related to the audit of the Bluegreen Corporation Retirement Savings Plan.

      The 2004 fees include approximately $58,000 for the financial statement audit of one of our subsidiaries and $30,000 of fees for the performance of certain agreed-upon procedures in connection with our receivable servicing operations. The balance of the 2004 fees related to the audit of the Bluegreen Corporation Retirement Savings Plan.

(3) The 2005 and 2004 fees include fees for reviewing our federal and certain of our state income tax returns.

(4) The 2005 and 2004 fees represent the cost of an online accounting research subscription.

      All audit-related services, tax services and other services during 2005 were pre-approved by the Audit Committee, which concluded that the provision of such services by EY was compatible with the maintenance of that firm's independence in the conduct of its auditing functions. Under its charter, the Audit Committee must review and pre-approve both audit and permitted non-audit services provided by the independent auditors and shall not engage the independent auditors to perform any non-audit services prohibited by law or regulation. Each year, the independent auditor's retention to audit our financial statements, including the associated fee, is approved by the Audit Committee before any audit work for that year is commenced. The Audit Committee has not approved the retention of the Company's independent auditor for 2006 pending the submission of a fee proposal by EY. Each year, the Audit Committee also pre-approves general categories of services that may be provided by the independent auditor within certain pre-approved budget ranges. Under its current practices, the Audit Committee does not regularly evaluate potential engagements of the independent auditor and approve or reject such potential engagements
unless  such  potential   engagements  are  beyond  the  scope  of  the  general
pre-approved services or above the pre-approved budget limitations. At each Audit Committee meeting, the Audit Committee receives updates on the services actually provided by the independent auditor, and management may present additional services for specific pre-approval. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to evaluate and approve engagements on behalf of the Audit Committee in the event that a need arises for pre-approval between regular Audit Committee meetings. If the Chairman so approves any such engagements, he will report that approval to the full Audit Committee at the next Audit Committee meeting.

      The Audit Committee has determined that the provisions of the services, other than audit services, described above are compatible with maintaining the principal independent auditor's independence.

Proposal 2 -- Proposal to Approve the Company's 2006 Performance-Based Annual Incentive Plan

      Our Compensation Committee of the Board of Directors has adopted the Bluegreen Corporation 2006 Performance-Based Annual Incentive Plan subject to approval by the shareholders. We have provided below a summary of the plan and our reasons for seeking the approval of our shareholders. The following summary is qualified in its entirety by the full text of the plan document. The plan document is included at the end of this proxy statement in Appendix A and is incorporated by reference into this proposal.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE BLUEGREEN CORPORATION 2006 PERFORMANCE-BASED ANNUAL INCENTIVE PLAN.

Purpose of the Plan

      The purpose of the plan is to advance the interests of the Company and its shareholders by providing certain of the Company's key executives with annual incentive compensation which is tied to the achievement of pre-established and objective performance goals, to attract and retain the best available personnel for positions of substantial responsibility at the Company and to promote the success and profitability of the Company's business. The plan is intended to ensure that the annual incentive compensation paid to key executives under the plan is not subject to the deduction limitations under Section 162(m) of the Code.

Description of the Plan

      Administration. The plan will be administered by the Compensation Committee of the Board of Directors or such other committee as may be appointed by the Board of Directors to administer the plan. The administrative committee shall in any event be comprised of two (2) or more members of the Board of Directors who shall each qualify as outside directors under Section 162(m) of the Code.

      Term. The plan became effective on March 30, 2006, subject to shareholder approval, and if approved by shareholders, will continue for ten years, unless amended or terminated.

      Eligibility. Participation in the plan is limited to executives who are "covered employees" under Section 162(m) of the Code and who have been selected by the administrative committee as participants in the plan.

      Performance Criteria. The administrative committee will establish for each participant selected to participate in the plan an objective performance goal or goals based on one or more of the following performance criteria:

            o     earnings per share,

            o     net income,

            o     pretax income,

            o     return on average equity,

            o     return on average assets,

            o     return on capital,

            o     core earnings,

            o     stock price,

            o strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals, goals relating to acquisitions or divestitures, revenue targets or business development goals, or

            o     any combination of the foregoing.

      Performance goals may be established on the basis of reported earnings or cash earnings, and consolidated results or individual business units and may, in the discretion of the administrative committee, include or exclude extraordinary items and/or the results of discontinued operations. Each performance goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company (or individual business units) and/or the past or current performance of other companies.

      Attainment of the performance goals will be measured over a performance measurement period of one fiscal year, or a longer period, as determined by the administrative committee. The administrative committee will establish the performance goal no later than 90 days after the commencement of a performance measurement period.

      The maximum amount of a participant's performance award under the plan shall be set by the administrative committee on or before the grant of the award but shall in no event exceed Two Million Dollars ($2,000,000). The actual amount of a participant's performance award may be reduced or eliminated by the administrative committee in its sole discretion. The administrative committee in its sole discretion shall determine whether or not to pay all or part of a performance award in the case of the death or disability of a participant during a performance period.

      Determination of Award. Payment of any performance award to a participant for any performance period shall be made in cash after written certification by the administrative committee that the performance goal for the performance period was achieved, and any other material terms of the performance award were satisfied.

      Amendment and Termination. Subject to applicable laws and regulations, the administrative committee or the Board of Directors may amend or terminate the plan from time to time in such respects as the administrative committee or the Board of Directors may deem advisable, without the approval of the Company's shareholders. However, no amendment or termination or modification of the plan may impair the rights of a participant to any performance award already granted with respect to any performance period.

      Why we are asking for shareholders' approval

      Section 162(m) of the Code places a $1 million annual limit on a public company's federal income tax deduction for compensation paid to its chief executive officer and other executive officers named in the summary compensation table included in its annual proxy statement. The limit does not apply to shareholder-approved "qualified, performance-based compensation." We are asking our shareholders to approve the plan so that we may preserve our ability to claim federal income tax deductions relating to future performance-based cash bonuses paid to these executive officers. Approval of the plan requires the affirmative vote of the majority of the votes cast on this proposal.

      New Plan Benefits Under The 2006 Performance-Based Annual Incentive Plan

      New Plan Benefits. The Committee has established performance goals and target awards under the plan for fiscal year 2006 for Mssrs. Donovan, Maloney, and Koscher. The actual award, if any, to be paid to such executives under the plan cannot be determined at this time since the award in the case of Mr. Donovan is based on the Company's achievements of certain earnings per share targets for fiscal year 2006 and in the cases of Mr. Maloney and Mr. Koscher, the actual 2006 award is based on the operating profits of their respective divisions (the Resorts Division for Mr. Maloney and the Communities Division for Mr. Koscher). If such awards under the 2006 Performance-Based Annual Incentive Plan had been in place during 2005, based on 2005 results, Mssrs. Donovan, Maloney, and Koscher would have received bonuses of $574,735, $231,316, and $570,871, respectively. Messrs Donovan, Maloney and Koscher have in the past and may in the future continue to receive additional amounts as bonuses at the discretion of the Compensation Committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE 2006 PERFORMANCE-BASED ANNUAL INCENTIVE PLAN.

Security Ownership of Certain Beneficial Owners and Management

      The following table sets forth certain information regarding beneficial ownership of our Common Stock as of April 3, 2006, by (1) each director, (2) each of the Named Executive Officers, (3) all current directors and executive officers as a group and (4) all persons known to be the beneficial owners of more than five percent of our outstanding Common Stock. The amount of Common Stock held by executive officers includes nominal amounts held in our 401(k) plan. Unless otherwise noted, each shareholder has sole voting and investment power with respect to the shares of Common Stock listed.

                                                                    Options       Total Shares     Percent of
                                                                  Exercisable     Beneficially       Shares
                  Name                           Common Stock   Within 60 Days       Owned       Outstanding (1)
                  ----                           ------------   --------------       -----       ---------------
Levitt Corporation ..........................      9,517,325             --         9,517,325          31.2%
  2100 W. Cypress Creek Road
  Ft. Lauderdale, FL 33309 (2)
John E. Abdo (2) ............................      9,517,325         50,000         9,567,325          31.3%
Norman H. Becker ............................             --         16,010            16,010             *
Lawrence A. Cirillo .........................             --         16,010            16,010             *
Sheila B. Donahoe ...........................             --             --                --            --
George F. Donovan ...........................         56,427        363,568           419,995           1.4%
Robert F. Dwors .............................             --          5,046             5,046             *
Allan J. Herz ...............................          3,452          7,500            10,952             *
Scott W. Holloway ...........................             --         16,010            16,010             *
Douglas O. Kinsey ...........................             --             --                --            --
Daniel C. Koscher ...........................         32,952             --            32,952             *
John Laguardia (3) ..........................          5,734         25,000            30,734             *
Alan B. Levan ...............................      9,517,325         50,000         9,567,325          31.3%
Laurel M. Liber .............................             25             --                25             *
Raymond S. Lopez ............................             --             --                --            --
John M. Maloney, Jr .........................          3,709         20,000            23,709             *
James R. Martin .............................             --             --                --            --
Mark A. Nerenhausen .........................             --         16,010            16,010             *
Anthony M. Puleo (4) ........................            556             --               556             *
J. Larry Rutherford .........................             --         46,010            46,010             *
Susan J. Saturday ...........................          1,834             --             1,834             *
Arnold Sevell ...............................             --         16,250            16,250             *
All Directors and Executive Officers as
a group (21 persons) (5) ....................      9,622,014        647,414        10,269,428          33.0%
Dimensional Fund Advisors Inc. (6) ..........      2,592,542             --                --           8.5%
----------------------------------

            * Less than 1%.

(1) In accordance with the rules of the SEC, the denominator used to calculate the percent of shares outstanding includes shares issuable upon exercise of any options that are exercisable within 60 days and held by the applicable stockholder or group, plus 30,512,651 shares outstanding on April 3, 2006.

(2) Based on the most recently Schedule 13D filed with the SEC as of July 20, 2005, Messrs. Levan and Abdo may be deemed to control Levitt Corporation ("Levitt"), and therefore the shares beneficially owned by Levitt may also be deemed to be beneficially owned by Messrs. Levan and Abdo.

(3) Represents common shares granted to Mr. Laguardia of which 956 were restricted as of April 30, 2006.

(4)   Includes shares held by Mr. Puleo's wife.

(5) Includes the 9,517,325 shares held by Levitt, which may be deemed to be beneficially owned by both Mssrs. Levan and Abdo by virtue of their control positions in Levitt and its controlling shareholder, BFC.

(6)   As  reported  in a Schedule  13G filed with the SEC on  February  1, 2006,
      Dimensional Fund Advisors Inc. may be deemed the beneficial owner of 2,592,542 shares owned by certain investment companies, trusts and accounts. However, in such filing Dimensional Fund Advisors Inc. disclaims beneficial ownership of the shares.

Equity Compensation Plan Information

      The Company's shareholders have approved all of its equity compensation plans in existence as of December 31, 2005. Information about securities authorized for issuance under our equity compensation plans as of December 31, 2005, is as follows (in thousands, except per option data):

-----------------------------------------------------------------------------------------------------------
                                                                                     Number of Securities
                                                                                    Remaining Available for
                                                                                     Future Issuance Under
                              Number of Securities to                                 Equity Compensation
                              be Issued upon Exercise       Weighted-Average           Plans (excluding
                               of Outstanding Stock         Exercise Price of          outstanding Stock
       Plan Category                  Options           Outstanding Stock Options          Options)
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------
Equity compensation plans
approved by security
holders                                2,019                     $10.62                      1,191
-----------------------------------------------------------------------------------------------------------
Equity compensation plans
not approved by security
holders                                   --                         --                         --
-----------------------------------------------------------------------------------------------------------

                                  OTHER MATTERS

      As of the date of this Proxy Statement, the Board of Directors is not aware of any matters, other than those referred to in the accompanying Notice of Meeting that may be brought before the Annual Meeting.

                         INDEPENDENT PUBLIC ACCOUNTANTS

      EY served as our independent public accountants for the year ended December 31, 2005. A representative of EY is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions from shareholders.

                             ADDITIONAL INFORMATION

      "Householding" of Proxy Material. The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for shareholders and cost savings for companies. We and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or our transfer agent, Mellon that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. However, we will deliver promptly upon written or oral request a separate copy of this proxy statement to a shareholder at a shared address to which a single proxy statement was delivered. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple proxy statements and would like to request delivery of a single proxy statement, please notify your broker if your shares are held in a brokerage account or Mellon if you hold registered shares. You can notify Mellon by sending a written request to Mellon Investor Services, 300 Galleria Parkway NW, Suite 1020, Atlanta, GA, 30339, attention Judy Hsu.

      Shareholder Proposals for the 2007 Annual Meeting. Proposals of our shareholders intended to be presented at the 2007 Annual Meeting of Shareholders must be received by us not later than December 18, 2006, to be considered for inclusion in our proxy materials relating to the 2007 Annual Meeting and, on or before March 3, 2007, for matters to be considered timely such that, pursuant to Rule 14a-4 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), we may not exercise our discretionary authority to vote on such matters at that meeting. Any such proposals should be sent to us at our principal office addressed to James R. Martin, Clerk. Other requirements for inclusion are set forth under Rule 14a-8 under the Exchange Act.

      Proxy Solicitation Costs. All costs of solicitation will be borne by us. The solicitation is to be principally conducted by mail and may be supplemented by telephone and personal contacts by our Directors, executive officers and regular employees, without additional remuneration. Arrangements will be made with brokerage houses, banks and custodians, nominees and other fiduciaries to forward solicitation materials to the beneficial owners of shares held of record. We will reimburse such persons for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

BY ORDER OF THE BOARD OF DIRECTORS


/s/ James R. Martin

James R. Martin, Clerk
April 17, 2006

                                   Appendix A

                              BLUEGREEN CORPORATION
                  2006 PERFORMANCE-BASED ANNUAL INCENTIVE PLAN

      1. PURPOSE. The purpose of this 2006 Performance-Based Annual Incentive Plan is to advance the interests of Bluegreen Corporation and its shareholders by providing certain of its key executives with annual incentive compensation which is tied to the achievement of pre-established and objective performance goals. The Plan is intended to provide participants with annual incentive compensation which is not subject to the deduction limitation rules prescribed under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and should be construed to the extent possible as providing for remuneration which is "performance-based compensation" within the meaning of
Section 162(m) of the Code and the regulations promulgated thereunder.

      2. DEFINITIONS. Unless the context clearly indicates otherwise, the following terms shall have the following meanings:

            (a) "Board" means the Board of Directors of Bluegreen Corporation.

            (b) "Committee" means the Compensation Committee of the Board of Directors or such other committee as may be appointed by the Board of Directors to administer the Plan; provided, however, that in any event the Committee shall be comprised of two (2) or more members of the Board of Directors who shall each qualify as "outside directors" under Section 162(m) of the Code.

            (c) "Corporation" means Bluegreen Corporation or any entity that is directly or indirectly controlled by Bluegreen Corporation.

            (d) "Participant" means a "covered employee" as defined in Section 162(m) of the Code and the regulations promulgated thereunder, who has been selected by the Committee as a participant in the Plan during a Performance Period.

            (e) "Performance Award" means an award granted pursuant to the terms of Section 6 of the Plan.

            (f)  "Performance  Goal"  means  the  performance  goal  and  payout schedules established by the Committee for a Participant (or group of Participants) no later than ninety (90) days after the commencement of each Performance Period which relates to one or more of the performance measures set forth in Section 6(b) of the Plan.

            (g) "Performance Period" means the Corporation's fiscal year, or such longer period as designated by the Committee.

            (h) "Plan" means this Bluegreen Corporation 2006 Performance-Based Annual Incentive Plan, as may be amended and restated from time to time.

      3. PLAN ADMINISTRATION. The Plan shall be administered by the Committee. The Committee shall have full discretion, power and authority to administer and interpret the Plan and to establish rules and procedures for its administration as the Committee deems necessary and appropriate. Any interpretation of the Plan or other act of the Committee in administering the Plan shall be final and binding on all Participants.

      4. ELIGIBILITY. Performance Awards under the Plan may only be granted to an individual who is or may be a "covered employee" as defined in Section 162(m) of the Code and the regulations promulgated thereunder, who has been selected by the Committee to participate in the Plan during any Performance Period.

      5. TERM OF THE PLAN. The Plan shall become effective upon its adoption; provided, however, if the Plan is not approved by shareholders of the Corporation in accordance with Section 9 of the Plan, the Plan and Performance Awards granted thereunder shall terminate and become null and void. The Plan shall continue in effect ten (10) years from the effective date of the Plan, unless sooner terminated under Section 8 of the Plan.

      6. PERFORMANCE AWARDS. In the event that the Committee determines, in its sole and absolute discretion, to grant a Performance Award for any Performance Period, the Committee shall determine the amount of a Participant's Performance Award as follows:

            (a) General. Each Participant shall be eligible to receive a Performance Award if the Participant's Performance Goal for the Performance Period has been achieved. The maximum amount of a Participant's Performance Award shall be set by the Committee on or prior to the grant of a Performance Award; provided, however, that in no event shall a Participant's Performance Award exceed Two Million Dollars ($2,000,000). The actual amount of a Participant's Performance Award may be reduced or eliminated by the Committee as set forth in paragraph (c) below. The Committee in its sole discretion shall determine whether or not to pay all or part of the Performance Award in the case of the death or disability of a Participant during a Performance Period.

            (b) Performance Goals. The Committee shall establish the Performance Goals and payout schedules for a Participant (or group of Participants) no later than ninety (90) days after the commencement of each Performance Period. Such Performance Goals shall be selected from among the following:

                  (i)   Earnings per share;

                  (ii)  Pretax income;

                  (iii) Net income;

                  (iv)  Return on average equity;

                  (v)   Return on average assets;

                  (vi)  Return on capital;

                  (vii) Core earnings;

                 (viii) Stock price;

                  (ix) strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals, goals relating to acquisitions or divestitures, revenue targets or business development goals; or

                  (x)   any combination of (i) through (ix) above.

Performance Goals may be established on the basis of reported earnings or cash earnings, and consolidated results or individual business units and may, in the discretion of the Committee, include or exclude extraordinary items and/or the results of discontinued operations. Each Performance Goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Corporation (or individual business units) and/or the past or current performance of other companies.

            (c) Reduction or Elimination of Performance Award. The Performance Award for each Participant may be reduced or eliminated by the Committee in its sole discretion, but under no circumstances may the amount of any Performance Award to any Participant be increased. In determining whether a Performance Award will be reduced or eliminated, the Committee shall consider any extraordinary changes which may occur during the Performance Period, such as changes in accounting practices or applicable law, extraordinary items of gain or loss, discontinued operations, restructuring costs, sales or dispositions of assets and acquisitions, and shall consider such individual or business performance criteria that it deems appropriate, including, but not limited to, the Corporation's cash flow, net income, pre-tax income, net revenue, EBITDA, operating income, diluted earnings per share, earnings per share, margin, return on assets, return on equity, cost reductions or savings, funds from operations, appreciation in the Corporation's stock price, and other relevant operating and strategic business results applicable to an individual Participant.

      7. PAYMENT OF PERFORMANCE AWARDS. Subject to any shareholder approval required by law, payment of any Performance Award to a Participant for any Performance Period shall be made in cash after written certification by the Committee that the Performance Goal for the Performance Period was achieved, and any other material terms of the Performance Award were satisfied.

      8. PLAN AMENDMENT AND TERMINATION.

            (a) Committee Action; Shareholders' Approval. Subject to applicable laws and regulations, the Committee or the Board may amend or terminate the Plan from time to time in such respects as the Committee or the Board may deem advisable, without the approval of the Corporation's shareholders.

            (b) Effect of Amendment or Termination. No amendment or termination or modification of the Plan may impair the rights of a Participant to any Performance Award already granted with respect to any Performance Period. The reduction or elimination of a Performance Award pursuant to Section 6(c) shall not be deemed an amendment, termination or modification of the Plan.

      9. SHAREHOLDER APPROVAL. Continuance of the Plan shall be subject to approval by the shareholders of the Corporation entitled to vote thereon at the 2006 Annual Meeting of Shareholders of the Corporation (or any adjournment thereof) by the affirmative vote of the holders of outstanding shares of the Corporation's common stock representing a majority of the votes cast thereon. No Performance Awards shall be granted after the fifth (5th) anniversary of the date the Plan is adopted unless, prior to such date, the listing of permissible Performance Goals set forth in Section 6(b) shall have been re-approved by the shareholders of the Corporation in the manner required by Section 162(m) of the Code and the regulations thereunder.

      10. INDEMNIFICATION OF COMMITTEE MEMBERS. In addition to such other rights of indemnification they may have as directors, the members of the Committee shall be indemnified by the Corporation against the reasonable expenses, including attorneys' fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal thereon, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Performance Award granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Corporation) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee member is liable for gross negligence or misconduct in the performance of his duties; provided that within sixty (60) days after institution of any such action, suit or proceeding a Committee member shall in writing offer the Corporation the opportunity, at the Corporation's expense, to handle and defend the same.

      11. WITHHOLDING. The Corporation will withhold from any amounts payable under this Plan all federal, state, foreign, city and local taxes as shall be legally required.

      12. OTHER COMPENSATION PLANS. Payments or benefits provided to a Participant under any stock, deferred compensation, savings, retirement or other employee benefit plan are governed solely by the terms of such plan. The adoption of the Plan shall not affect any such plan, nor shall the Plan preclude the Corporation from establishing any other forms of incentive or other compensation plans.

      13. NO EMPLOYMENT RIGHTS. The Plan does not constitute a contract of employment and participation in the Plan will not give a Participant the right to continue in the employ of the Corporation on a full-time, part-time, or any other basis. Participation in the Plan will not give any Participant any right or claim to any benefit under the Plan, unless such right or claim has specifically been granted by the Committee under the terms of the Plan.

      14. UNFUNDED PLAN. Performance Awards under the Plan will be paid from the general assets of the Corporation and the Corporation shall have no obligation to reserve or otherwise fund in advance any amounts that are or may in the future become payable under the Plan. The rights of Participants under the Plan shall be only those of general unsecured creditors of the Corporation.

      15. GOVERNING LAW. Except to the extent superseded by the laws of the United States, the laws of the State of Florida, without regard to its conflict of laws principles, shall govern in all matters relating to the Plan.

      16. INTERESTS NOT TRANSFERABLE. Except as expressly provided by the Committee, interests of Participants under the Plan may not be sold, transferred, alienated, assigned or encumbered, other than by will or pursuant to the laws of descent and distribution.